Press Release

February 17, 2025
Otter Tail Corporation Announces Record Annual Earnings and Increases Long-Term Financial Targets
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter and year ended December 31, 2024.
SUMMARY
•Produced record earnings, with annual diluted earnings per share of $7.17.
•Achieved a consolidated return on equity of 19.3% on an equity ratio of 62.2%.
•Updated our electric utility’s five-year rate base compounded annual growth rate to 9.0% from 7.7%.
•Increased our long-term earnings per share growth rate target to 6 to 8%.
CEO OVERVIEW
“Otter Tail Corporation produced record earnings in 2024, generating diluted earnings per share of $7.17,” said President and CEO Chuck MacFarlane. “Executing on our strategy coupled with the hard work and dedication of our team members made this level of success possible and I am grateful for their contributions.
“Otter Tail Power continues to perform well, converting our 2024 rate base growth into earnings growth at approximately a 1:1 ratio. We continue to execute on our regulatory priorities and obtained approval for our fully settled North Dakota general rate case in the fourth quarter. The outcome of the case provides for a net annual revenue requirement increase of $13.1 million premised on a return on equity of 10.1 percent and an equity layer of 53.5 percent.
“Our Manufacturing segment continues to navigate softened end market demand, and we have taken action to mitigate the impact of lower sales volumes on earnings. Despite the down-cycle, this segment continues to produce incremental cash to fund future growth opportunities, and the long-term fundamentals remain intact.
“Our Plastics segment produced strong financial results, generating record earnings of $201 million. We continue to benefit from improved end market demand and customers’ sales volume growth. We completed the first phase of the Vinyltech expansion project in the fourth quarter, adding large diameter PVC pipe production capability to better serve customers in the southwest market.
“We have updated our 5-year capital spending plan and revised our long-term financial targets. Otter Tail Power’s updated 5-year capital spending plan totals $1.4 billion and is expected to produce a rate base compounded annual growth rate of 9 percent. We also increased our consolidated long-term earnings per share growth rate target to 6 to 8 percent from 5 to 7 percent, increasing our total shareholder return target to 9 to 11 percent.
“With the strength of our balance sheet and the talent excellence we have and continue to cultivate, we feel well positioned to deliver on our revised financial targets over the long-term. We are initiating our 2025 diluted earnings per share guidance range of $5.68 to $6.08. Our guidance reflects Electric segment earnings growth of approximately 7 percent and as expected, a decline in Plastics segment earnings driven by a continued reduction in product sales prices due to changing market conditions. We also expect a decline in Manufacturing segment earnings as end market demand conditions remain challenging.”
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities was a record $452.7 million in 2024, compared to $404.5 million in 2023, with the increase primarily due to a decrease in working capital and a $7.5 million increase in net income. Investing activities during the year included capital expenditures of $358.7 million and a $50.1 million long-term investment in U.S. treasuries. Capital expenditures during the year were largely within our Electric segment, including investments in our wind repowering and advanced metering projects, but also included investments in our facility expansion projects within our Manufacturing and Plastics segments. Financing activities in 2024 included the issuance of $120.0 million of long-term debt at Otter Tail Power, the proceeds of which were primarily used to fund capital investments. Other financing activities during the year included dividend payments of $78.3 million.
As of December 31, 2024, we had $311.6 million of available liquidity under our credit facilities and $294.7 million of available cash and cash equivalents, for total available liquidity of $606.3 million.

ANNUAL SEGMENT OPERATING RESULTS
Electric Segment

($ in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$524,515	$528,359	$(3,844)	(0.7)%
Net Income	90,963	84,424	6,539	7.7

Retail MWh Sales	5,681,268	5,772,215	(90,947)	(1.6)%
Heating Degree Days	5,313	6,259	(946)	(15.1)
Cooling Degree Days	440	590	(150)	(25.4)
The following table shows heating and cooling degree days as a percent of normal.

	2024	2023
Heating Degree Days	83.7%	98.4%
Cooling Degree Days	93.8%	127.2%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2024 and 2023.

	2024 vs Normal	2024 vs 2023	2023 vs Normal
Effect on Diluted Earnings Per Share	$(0.13)	$(0.15)	$0.02
Operating Revenues decreased $3.8 million primarily due to decreases in retail and wholesale revenues. The decrease in retail revenue was driven by decreased fuel recovery revenue due to lower market energy costs and the impact of unfavorable weather. These decreases were partially offset by retail revenue increases due to an interim rate increase in North Dakota in connection with our most recent rate case, increased commercial and industrial sales volumes, and increased rider revenue as we recover the cost of and return on our rate base investments.
Net Income increased $6.5 million primarily due to increased revenue resulting from the interim rate increase in North Dakota and increased rider revenue, partially offset by unfavorable weather, as discussed above. The revenue increases were partially offset by increased depreciation and interest expense related to capital investments and financing costs associated with our rate base investments.
Manufacturing Segment

(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$342,592	$402,781	$(60,189)	(14.9)%
Net Income	13,681	21,454	(7,773)	(36.2)
Operating Revenues decreased $60.2 million primarily due to a 15% decrease in sales volumes, with declines experienced in the recreational vehicle, agriculture, construction, lawn and garden, and horticulture end markets. Sales volumes decreased due to lower end market demand and inventory management efforts by manufacturers, distributors, and dealers. A 28% decline in scrap metal revenues, largely driven by lower production volumes, also contributed to the decrease in operating revenues.
Net Income decreased $7.8 million primarily due to lower sales volumes, as described above, and a decrease in gross profit margins in our plastics thermoforming business, partially offset by reduced general and administrative expenses. Decreased profit margins were primarily due to a reduced leveraging of fixed manufacturing costs resulting from decreased production and sales volumes. Decreased scrap metal sales, as described above, also contributed to the decrease in net income.
Plastics Segment

(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$463,441	$418,026	$45,415	10.9%
Net Income	200,747	187,748	12,999	6.9
Operating Revenues increased $45.4 million primarily due to a 27% increase in sales volumes driven by customer sales volume growth and strong distributor and end market demand. Sales volumes in 2023 were negatively impacted by distributors and contractors reducing purchase volumes in response to uncertain and competitive market conditions. Although market conditions remain somewhat uncertain, infrastructure investment and active construction across our sales territories contributed to increased distributor and end market demand in 2024. The impact of increased sales volumes was partially offset by decreased sales prices. Our sales prices have steadily declined after peaking in late 2022 and decreased 12% in 2024 compared to the prior year due to continuing changes in market conditions.
Net Income increased $13.0 million primarily due to the impact of increased sales volumes, as described above. Increased operating revenues, driven by increased sales volumes, were partially offset by a decrease in gross profit margins. Gross profit margins decreased primarily due to decreases in sales prices, as described above.

Corporate

(in thousands)	2024	2023	$ Change	% Change
Net Income (Loss)	$(3,729)	$565	$(4,294)	n/m
Net Income (Loss) at our corporate cost center decreased $4.3 million from $0.6 million of net income in the prior year, primarily due to increased insurance expenses driven by higher claims costs associated with our self-funded insurance programs, as well as increased variable compensation based on the current year financial performance. The increase in expenses was partially offset by increased investment income earned on our short- and long-term investments.
FOURTH QUARTER OPERATING RESULTS
Consolidated Results

(in thousands, except per share amounts)	2024	2023	$ Change	% Change
Operating Revenues	$303,111	$314,313	$(11,202)	(3.6)%
Operating Expenses	236,287	244,233	(7,946)	(3.3)
Operating Income	66,824	70,080	(3,256)	(4.6)
Other Expense	3,821	1,109	2,712	244.5
Income Before Income Taxes	63,003	68,971	(5,968)	(8.7)
Income Tax Expense	8,153	11,205	(3,052)	(27.2)
Net Income	54,850	57,766	(2,916)	(5.0)
Diluted Earnings Per Share	$1.30	$1.37	$(0.07)	(5.1)%
Electric Segment
Electric segment net income was $21.5 million, a $4.5 million increase from the fourth quarter of 2023. The increase was primarily due to increased retail revenue driven by an interim rate increase in North Dakota in connection with our most recent rate case, as well as increased rider revenue, combined with a decrease in operating and maintenance expenses. The revenue increases and operating expense decreases were partially offset by increased depreciation and interest expense related to capital investment and financing costs associated with our rate base investments.
Manufacturing Segment
Manufacturing segment net loss was $0.6 million, a $1.8 million decrease from net income of $1.2 million in the fourth quarter of 2023. The decrease was primarily due to a 25% decrease in sales volumes compared to the same period in the prior year, driven by soft end market demand, and a decrease in gross profit margins in both our contract metal fabrication and our plastics thermoforming business. Sales volume decreases were primarily in the recreational vehicle, agriculture, construction, lawn and garden, and horticulture end markets. Decreased profit margins were primarily due to a reduced leveraging of fixed manufacturing costs resulting from decreased production and sales volumes. The impacts of lower sales volumes were partially offset by reduced general and administrative expenses.
Plastics Segment
Plastics segment net income was $38.9 million, a $0.6 million decrease from the fourth quarter of 2023. The decrease was primarily due to decreased sales prices and increased general and administrative costs. Sales prices steadily declined throughout the year and decreased 11% compared to the same period last year. The impact of decreased sales prices and increased general and administrative costs was largely offset by the impact of increased sales volumes. Sales volumes increased 23% compared to the same period in the prior year driven by customer sales volume growth and strong distributor and end market demand.
Corporate
Corporate net loss was $5.0 million, a $5.1 million decrease from $0.1 million of net income in the fourth quarter of 2023, primarily due to increased insurance expense driven by higher claims costs associated with our self-funded insurance programs, as well as increased variable compensation based on the current year financial performance.
2025 OUTLOOK
We anticipate 2025 diluted earnings per share to be in the range of $5.68 to $6.08. We expect our earnings mix in 2025 to be approximately 39% from our Electric segment and 61% from our Manufacturing and Plastics segments, net of corporate costs. Our anticipated earnings mix in 2025 deviates from our long-term expected earnings mix of 65% Electric / 35% Non-Electric as we expect Plastics segment earnings to remain elevated in 2025 compared to our long-term view of normal earnings for this segment.

The segment components of our 2025 diluted earnings per share guidance compared with actual earnings for 2024 are as follows:

	2024 EPS by Segment	2025 EPS Guidance
		Low	High
Electric	$2.16	$2.29	$2.35
Manufacturing	0.33	0.21	0.27
Plastics	4.77	3.26	3.50
Corporate	(0.09)	(0.08)	(0.04)
Total	$7.17	$5.68	$6.08
Return on Equity	19.3%	13.8%	14.6%
The following items contribute to our 2025 earnings guidance:
Electric Segment - We expect segment earnings to increase 7% in 2025 based on the following assumptions:
•Normal weather conditions in 2025.
•Returns generated from an increase in average rate base of 12% in 2025 compared to 2024.
•A planned maintenance outage at Coyote Station in 2025 (there were no planned outages in 2024).
•Increased depreciation and interest expense from capital expenditures and associated financing.
Manufacturing Segment - We expect segment earnings to decline 27% in 2025 based on the following assumptions:
•Lower sales volumes in our contract metal fabrication business as soft end market demand continues, partially offset by some volume recovery in our horticulture plastic products business.
•Sales mix and product pricing pressure in the current sales volume environment, and lower scrap revenues within our metal fabrication business from lower production volumes.
•Compressed operating margins from the deleveraging of manufacturing costs due to lower production and sales volumes.
Plastics Segment - We expect segment earnings to decline 29% in 2025 based on the following assumptions:
•Continued decline in product sales prices throughout 2025 as pricing continues to retreat from the 2022 high point.
•Modest increase in sales volumes driven by new capacity at our Phoenix facility, partially offset by macroeconomic uncertainty.
Corporate Costs - We expect our corporate costs to decrease primarily from lower incentive compensation costs compared to 2024.
CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2024, and anticipated annual capital expenditures for the next five years, along with average rate base and annual rate base growth of our Electric segment:

(in millions)	2024	2025	2026	2027	2028	2029	Total 2025 - 2029
Electric Segment:
Renewable Generation	$134	$101	$127	$118	$179	$4	$529
Transmission	60	59	93	162	114	100	528
Distribution	46	37	37	36	37	34	181
Other	61	54	51	31	27	25	188
Total Electric Segment	301	251	308	347	357	163	1,426
Manufacturing and Plastics Segments	58	27	27	27	25	23	129
Total Capital Expenditures	$359	$278	$335	$374	$382	$186	$1,555

Total Electric Utility Average Rate Base	$1,892	$2,118	$2,303	$2,524	$2,762	$2,909
Annual Rate Base Growth	8.6%	11.9%	8.7%	9.6%	9.4%	5.3%
Our updated five-year capital expenditure plan includes Electric segment investments in wind and solar resources, transmission and distribution assets, and investments in system reliability and technology. Our Electric segment capital expenditure plan produces a compounded annual growth rate on average rate base of 9.0% over the next five years and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments includes a mix of investments to replace and upgrade existing equipment and investments to add additional capacity or productivity to our operations.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, February 18, 2025, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “opportunity,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2025 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government legislation and regulation including foreign trade policy and environmental; health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Tyler Nelson, VP of Finance and Treasurer, (701) 451-3576
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per-share amounts)	2024	2023	2024	2023
Operating Revenues
Electric	$139,818	$132,362	$524,515	$528,359
Product Sales	163,293	181,951	806,033	820,807
Total Operating Revenues	303,111	314,313	1,330,548	1,349,166
Operating Expenses
Electric Production Fuel	15,936	14,410	60,945	60,339
Electric Purchased Power	19,055	20,360	61,561	78,292
Electric Operating and Maintenance Expense	54,055	56,659	190,422	191,263
Cost of Products Sold (excluding depreciation)	91,560	102,793	434,522	454,122
Nonelectric Selling, General, and Administrative Expenses	24,169	21,230	80,065	72,663
Depreciation and Amortization	27,541	25,319	107,121	97,954
Electric Property Taxes	3,971	3,462	15,662	16,614
Total Operating Expenses	236,287	244,233	950,298	971,247
Operating Income	66,824	70,080	380,250	377,919
Other Income and (Expense)
Interest Expense	(10,591)	(9,392)	(41,815)	(37,677)
Nonservice Components of Postretirement Benefits	2,412	3,475	9,609	10,597
Other Income (Expense), net	4,358	4,808	18,848	12,650
Income Before Income Taxes	63,003	68,971	366,892	363,489
Income Tax Expense	8,153	11,205	65,230	69,298
Net Income	$54,850	$57,766	$301,662	$294,191

Weighted-Average Common Shares Outstanding:
Basic	41,801	41,680	41,778	41,668
Diluted	42,088	42,065	42,072	42,039
Earnings Per Share:
Basic	$1.31	$1.39	$7.22	$7.06
Diluted	$1.30	$1.37	$7.17	$7.00

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,
(in thousands)	2024	2023
Assets
Current Assets
Cash and Cash Equivalents	$294,651	$230,373
Receivables, net of allowance for credit losses	145,964	157,143
Inventories	148,885	149,701
Regulatory Assets	9,962	16,127
Other Current Assets	30,579	16,826
Total Current Assets	630,041	570,170
Noncurrent Assets
Investments	121,177	62,516
Property, Plant and Equipment, net of accumulated depreciation	2,692,460	2,418,375
Regulatory Assets	98,673	95,715
Intangible Assets, net of accumulated amortization	5,743	6,843
Goodwill	37,572	37,572
Other Noncurrent Assets	66,416	51,377
Total Noncurrent Assets	3,022,041	2,672,398
Total Assets	$3,652,082	$3,242,568

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$69,615	$81,422
Accounts Payable	113,574	94,428
Accrued Salaries and Wages	34,398	38,134
Accrued Taxes	17,314	26,590
Regulatory Liabilities	29,307	25,408
Other Current Liabilities	45,582	43,775
Total Current Liabilities	309,790	309,757
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	32,614	33,101
Other Postretirement Benefits Liability	27,385	27,676
Regulatory Liabilities	288,928	276,547
Deferred Income Taxes	267,745	237,273
Deferred Tax Credits	14,990	15,172
Other Noncurrent Liabilities	98,397	75,977
Total Noncurrent Liabilities and Deferred Credits	730,059	665,746
Commitments and Contingencies
Capitalization
Long-Term Debt	943,734	824,059
Shareholders’ Equity
Common Shares	209,140	208,553
Additional Paid-In Capital	429,089	426,963
Retained Earnings	1,029,738	806,342
Accumulated Other Comprehensive Income	532	1,148
Total Shareholders' Equity	1,668,499	1,443,006
Total Capitalization	2,612,233	2,267,065
Total Liabilities and Shareholders' Equity	$3,652,082	$3,242,568

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Twelve Months Ended December 31,
(in thousands)	2024	2023
Operating Activities
Net Income	$301,662	$294,191
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	107,121	97,954
Deferred Tax Credits	(182)	(744)
Deferred Income Taxes	23,057	13,508
Investment (Gains) Losses	(5,482)	(7,222)
Stock Compensation Expense	9,529	7,753
Other, net	(3,111)	(423)
Change in Operating Assets and Liabilities:
Receivables	11,179	(12,750)
Inventories	3,691	(2,450)
Regulatory Assets	5,194	12,479
Other Assets	(11,640)	2,817
Accounts Payable	14,826	(9,988)
Accrued and Other Liabilities	(10,371)	6
Regulatory Liabilities	16,821	20,973
Pension and Other Postretirement Benefits	(9,563)	(11,605)
Net Cash Provided by Operating Activities	452,731	404,499
Investing Activities
Capital Expenditures	(358,650)	(287,134)
Proceeds from Disposal of Noncurrent Assets	8,849	6,225
Purchases of Investments and Other Assets	(61,573)	(8,378)
Net Cash Used in Investing Activities	(411,374)	(289,287)
Financing Activities
Net (Repayments) Borrowings on Short-Term Debt	(11,807)	73,218
Proceeds from Issuance of Long-Term Debt	120,000	—
Dividends Paid	(78,266)	(73,061)
Payments for Shares Withheld for Employee Tax Obligations	(6,457)	(3,088)
Other, net	(549)	(904)
Net Cash Provided by (Used in) Financing Activities	22,921	(3,835)
Net Change in Cash and Cash Equivalents	64,278	111,377
Cash and Cash Equivalents at Beginning of Period	230,373	118,996
Cash and Cash Equivalents at End of Period	$294,651	$230,373

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Operating Revenues
Electric	$139,818	$132,362	$524,515	$528,359
Manufacturing	66,632	92,846	342,592	402,781
Plastics	96,661	89,105	463,441	418,026
Total Operating Revenues	$303,111	$314,313	$1,330,548	$1,349,166

Net Income (Loss)
Electric	$21,478	$17,005	$90,963	$84,424
Manufacturing	(590)	1,177	13,681	21,454
Plastics	38,919	39,508	200,747	187,748
Corporate	(4,957)	76	(3,729)	565
Total Net Income	$54,850	$57,766	$301,662	$294,191